SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


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                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934




       Date of Report (Date of earliest event reported): December 22, 1997



                             PLAYTEX PRODUCTS, INC.
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               (Exact name of registrant as specified in charter)



      Delaware                    33-25485-01                51-0312772
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      (State or other             (Commission            (IRS Employer
      jurisdiction of             File Number)           Identification No.)
      incorporation)




      300 Nyala Farms Road, Westport, CT                                 06880
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      (Address of principal executive offices)                        (Zip Code)



Registrant's telephone number, including area code         (203) 341-4000
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                                       N/A
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          (Former name or former address, if changed since last report)

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Item 5. Other Events.

      (a) On December 23, 1997, the registrant issued the following news release on the acquisition of Personal Care Group, Inc.


                PLAYTEX PRODUCTS TO ACQUIRE PERSONAL CARE GROUP,
               INC. FOR APPROXIMATELY $182 MILLION IN CASH, STOCK

      Playtex to add leading consumer product brands to its existing lines
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WESTPORT, CT -- December 23, 1993-- Playtex Products, Inc. (PYX-NYSE) announced today it has reached a definitive agreement to acquire Personal Care Group, Inc., owner of some of the nation's leading consumer product brands, including Wet Ones(M) pre-moistened towelettes, Chubs(M) baby wipes, Ogilvie(M) home permanent products and Binaca(M) breath spray and drops, from J.W. Childs Equity Partners, L.P.

            Playtex Chairman Robert B. Haas said Playtex will pay approximately $182 million, consisting of $91 million in cash and 9,257,375 shares of Playtex common stock.

            "We are delighted with the transaction and the structure of the deal," said Haas. "In light of the fact that 50 percent of the consideration is in Playtex stock, the acquisition has the added advantage of substantially improving our overall capitalization and leverage ratios."

            Personal Care Group generated net sale of $117.8 million and pro forma EBITDA (earnings before interest, taxes, depreciation and amortization) of $23.3 million for the twelve months ended September 30, 1997. In addition to Wet Ones(M), Chubs(M), Ogilvie(M) and Binaca(M), Personal Care Group also owns Mr. Bubble(M)

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children's bubble bath products, Diaparene(M) infant care products, Tussy(M)
deodorants, Dorothy Gray(M) skin care products and Better Off(M) depilatories.

            J.W. Childs Equity Partners acquired the Personal Care Group from Reckitt & Colman in April 1996.

            "We are acquiring many outstanding brands with strong market positions," said Michael R. Gallagher, chief executive officer of Playtex. "The Personal Care Group's products are very compatible with our existing brands at Playtex and our channels of distribution are nearly identical." Gallagher was the CEO of Reckitt & Colman, Inc. prior to joining Playtex in 1995 and, as a result, has had managerial experience with the acquired brands.

            "This transaction is expected to be accretive in 1998 and thereafter, and we anticipate realizing substantial business and operational synergies from the integration of this business into our existing operations," Gallagher said. "For example, we expect to add to our existing momentum in our Infant Care business with the addition of the Chubs(M), Diaparene(M), and Mr. Bubble(M) product lines."

            Following closing, the selling shareholders will own approximately 15 percent of Playtex Products and Haas Wheat & Partners Incorporated, the company's largest shareholder, will then own approximately 33 percent of Playtex common stock. Playtex plans to expand the board of directors from nine to 11 members, adding one nominee from J.W. Childs and Haas Wheat & Partners will increase its nominees to six directors from five.

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            "We are very pleased to join the Playtex family," said John Childs.
"Our Personal Care Group brands will benefit from a larger organization with excellent distributions channels."

            Haas and Gallagher noted that the acquisition is a major milestone in achieving the company's announced strategy of acquiring $100 million in new revenues by mid-1998. The strategy was announced at the 1997 Playtex annual meeting along with an additional goal of acquiring a total of $250 million in new revenues by mid-1999.

            The transaction, which is not subject to any financing contingency or shareholder approval, is expected to close in early 1998 following regulatory approval.

            Personal Care Group, Inc. is headquartered in Montvale, New Jersey, with its principal manufacturing facilities in Sidney, Ohio.

            Playtex Products is a leading manufacturer and distributor of personal care products marketed under such brand names as Playtex(M), Banana Boat(M), Woolite(M), Jhirmack(M) and Tek(M).

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                                   Signatures
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            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  December  23, 1997


                        PLAYTEX PRODUCTS, INC.


                        By:      /s/ Michael F. Goss
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                             Michael F. Goss
                             Executive Vice President & Chief Financial Officer